AMENDMENT NO. 2 To HOMETRUST BANK DEFINED CONTRIBUTION EXECUTIVE MEDICAL CARE PLAN This Amendment No. 2 to the HomeTrust Bank Defined Contribution Executive Medical Care Plan (as amended through April 30, 2018, the “Plan”) is made effective as of May 23, 2022. All capitalized terms not defined herein shall have the meaning set forth in the Plan. WHEREAS, HomeTrust Bank (the “Bank”) sponsors the Plan and desires to make certain changes to the Plan as described below; WHEREAS, Section 5 of the Plan permits the Board to amend the Plan at any time and from time to time without the consent of the Participants, other than with respect to certain amendments not applicable here; and WHEREAS, the Board of Directors of the Bank has approved this Amendment. NOW, THEREFORE, in consideration of the foregoing, the Bank hereby amends the Plan as follows: 1. The second sentence in the definition of “Excess Pre-2005 Amounts” in Section 2 of the Plan is hereby amended and restated to read in its entirety as follows: “For purposes of determining an Excess Pre-2005 Amount, (a) the foregoing present value shall be computed using a discount rate equal to 120% of the applicable federal rate (compounded monthly) for the month in which such present value calculation is made, as published by the Internal Revenue Service pursuant to Section 1274(d) of the Code, using the rate term that corresponds to the Participant’s remaining life expectancy, and (b) life expectancy shall be determined under Tables V and VI of Treasury regulation Section 1.72- 9.” 2. The last two sentences of Section 4(c)(2) of the Plan are hereby amended and restated to read in their entirety as follows: “At the end of each Plan Year ending on or before June 30, 2022, the Benefit Account of each Participant shall be credited with a percentage adjustment set forth in the Participant’s Joinder Agreement, based on the average balance of the Benefit Account during the Plan Year (determined by adding the beginning of the year Benefit Account balance and the month-end Benefit Account balance for the next 12 months and dividing that sum by thirteen (13)); provided, however, that for each Plan Year beginning on or after July 1, 2022, the foregoing credit shall only be made with respect to the Benefit Account of each Participant who as of the last day of such Plan Year has not yet had a Benefit Commencement Date. If no percentage adjustment is set out in the Joinder Agreement, the percentage adjustment shall equal 120% of the long-term applicable

2    federal rate (compounded annually) for the last month of the applicable Plan Year, as published by the Internal Revenue Service pursuant to Section 1274(d) of the Code.” 3. All other provisions of the Plan shall continue in full force and effect. IN WITNESS WHEREOF, the Bank has caused this Amendment to be executed by a duly authorized director as of this 23rd day of May 2022. /s/ Craig C. Koontz By: Craig C. Koontz Chairperson, Compensation Committee G:\51192\2000\Exec Medical Care Plan-Amdt No. 2, 5-18-22